July 10, 2009

Fuel Systems Solutions, Inc. 3030 South Susan Street Santa Ana, CA 92704

Re: Fuel Systems Solutions, Inc. - Committed Credit Facility

     We are pleased to advise you that Intesa Sanpaolo S.p.A., New York Branch, acting through its New York Branch at One William Street, New York, NY (the "Bank"), has approved the following credit facility for Fuel Systems Solutions, Inc. located at 3030 South Susan Street, Santa Ana, CA 92704 (the "Parent Borrower") and its wholly-owned subsidiary, Impco Technologies Inc., also located at 3030 South Susan Street, Santa Ana, CA 92704 (the “Co-Borrower”, and together with the Parent Borrower, each a “Borrower” and, collectively, the “Borrowers”): a committed unsecured line of credit available for borrowings for durations of up to six months for general corporate purposes (the “Facility”).

     The Bank's commitment to extend the Facility, which shall be deemed effective as of the Effective Date (as defined below), is specifically subject to the terms and conditions as stated herein (the "Agreement") and shall terminate on the Maturity Date (as defined below). This Agreement, together with each Note (as defined below), and any and all other agreements, instruments and documents related to any of the foregoing, are collectively referred to herein as the "Facility Documents". This Agreement replaces that certain facility letter entered into by and between the Parent Borrower, the Co-Borrower and the Bank and dated as of December 17th, 2008 (the “Existing Facility”) and together with any promissory notes and collateral documents related thereto (the “Existing Facility Documents”).

     1. Facility and Loans. The aggregate principal amount of the Loans (as defined below) made in respect of such Facility shall not at any time exceed U.S. $13,000,000.00 (Thirteen Million United States Dollars) (the “Committed Amount”; provided that such amount may be reduced from time to time in accordance with Section 4 herein). Each Loan made hereunder shall be in a minimum amount of $500,000 (Five Hundred Thousand United States Dollars).

     The Facility may be used only for the purposes specified in the description of such Facility above. The Facility will be a revolving credit facility, and the Borrowers may borrow, repay and re-borrow or reutilize amounts during the continuation of the Facility and prior to the Maturity Date (as defined below), subject to the applicable provisions of this Agreement, provided that at no time may the aggregate outstanding principal amount outstanding hereunder exceed the Committed Amount.

     Under the Facility the Bank will make Loans (as defined below) available to the Borrowers prior to the Maturity Date subject to the applicable provisions of this Agreement and each Note (as defined below). Loans will bear interest in accordance with Section 2 hereinbelow.

     The Facility may be made available to the Borrowers and subject to the terms and conditions as contained herein until the earlier of (i) April 30, 2014 (the “Stated Maturity Date”) or (ii) the date on which any Loans made hereunder are terminated in accordance with the provisions hereof (the "Maturity Date"). Each extension of credit made under the Facility (each a “Loan” and, collectively the “Loans”)" made hereunder shall have a stated maturity not extending beyond the Stated Maturity Date. (Any Loan made hereunder may also be referred to as a “Loan” or, collectively, the “Loans”).

     When a Borrower desires to utilize the Facility, a duly authorized officer or representative of such Borrower shall advise the Bank in writing by the execution of a Notice of Borrowing in the form of Exhibit A attached hereto. Each request for a Loan in respect of the Facility shall specify the following information: (i) the Facility and the date of the proposed Loan, (ii) the amount of the proposed Loan, which shall be in United States Dollars, (iii) the stated maturity of the proposed Loan, (iv) the interest rate option applicable to the Loan (i.e., LIBOR Rate, Cost of Funds Rate, or Prime Rate) and if a LIBOR Loan, the LIBOR Interest Period, and (v) the bank account of the Borrower to which the proceeds of such Loan should be paid. In such case, once all of the conditions precedent set forth in Section 8 (in the case of the initial Loan hereunder) and Section 9 have been satisfied, the Bank will credit to the specified bank account of the Borrower the amount of the Loan as requested by such Borrower (subject to the limitation of the Committed Amount).

     2. Interest on Loans. Each Loan under the Facility will have the following interest rate and maturity date options (subject to the other provisions hereof) at the Borrower’s option and request:

(a) LIBOR Rate: Loans bearing interest at the LIBOR Rate (as defined below) from time to time may be made upon notification received by the Bank by 11:00 a.m., New York time, three Business Days prior to the date of borrowing for fixed periods of 1, 2, 3, or six (one, two, three or six) months or any other period agreed by the Bank (each a “LIBOR Interest Period”); provided that no Loan shall extend beyond the then applicable Stated Maturity Date.”). Principal will be paid at the maturity of each Loan (but in no event later than the Maturity Date) in immediately available funds. Accrued interest shall be paid in immediately available funds and shall be calculated on the basis of the actual calendar days elapsed and a 360 day year and shall be due at the end of each LIBOR Interest Period, provided that (i) if any LIBOR Interest Period would end on a day other than a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Interest Period) shall end on the last Business Day of the last calendar month of such LIBOR Interest Period, but in no event after the Stated Maturity Date. The “LIBOR Rate” shall mean, with respect to an Interest Period (i) the rate for deposits in United States Dollars, for a period approximately equal to such Interest Period which appears on Reuters BBA Libor Rates Page 3750, or other service providing a rate titled, “British Bankers’ Association Rates”, as of 11:00a.m., London time, on the day which is two (2) Business Days prior to the commencement of such Interest Period plus (ii) 200 basis points 2.00%), subject to the conditions set forth in the second paragraph following subsection (c) of this Section 2

(b) Cost of Funds Rate: Short-Term Loans bearing interest at the Costs of Funds Rate (as defined below) from time to time may be made upon notification received by the Bank by 2:30p.m, New York time, on the date of borrowing for periods of the Borrower's option (each a “Cost of Funds Interest Period”), provided that no Loan shall extend beyond the then applicable Stated Maturity Date.”). Principal will be paid at the maturity of each Loan (but in no event later than the Maturity Date) in immediately available funds. Accrued interest shall be paid in immediately available funds and shall be calculated on the basis of the actual calendar days elapsed and a 360 day year and shall be due at the end of each Cost of Funds Interest Period, provided that (i) if any Cost of Funds Interest Period would end on a day other than a Business Day, such Cost of Funds Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Cost of Funds Interest Period shall end on the next preceding Business Day and (ii) any Cost of Funds Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Cost of Funds Interest Period) shall end on the last Business Day of the last calendar month of such Cost of Funds Interest Period, but in no event after the Stated Maturity Date. The "Cost of Funds Rate" shall be (i) the rate per annum as determined by the Bank in good faith to represent its cost of funds in New York (on the date of the Borrower’s request) in the interbank Eurodollar market plus (ii) 200 basis points (2.00%)

(c) Prime Rate: Loans bearing interest at the Prime Rate (as defined below) from time to time may be made upon notification received by the Bank by 2:30p.m, New York time, on the date of borrowing for periods of up to three (3) months (each a “Interest Period”). Principal will be paid at the maturity of each Loan (but in no event later than the Maturity Date) in immediately available funds. Accrued interest shall be paid in immediately available funds and shall be calculated on the basis of the actual calendar days elapsed and a 360 day year and shall be due at the end of each Interest Period. The “Prime Rate” shall be the sum of (i) the prime variable base rate of interest quoted (but not necessarily received) by the Bank to responsible and substantial corporate customers of the Bank as from time to time plus (ii) 100 basis points (1.00%).

(This is a floating rate so the interest on each Loan bearing interest at the Prime Rate will change as of 12:01 a.m. on the date of the corresponding variation in such rate but in no event shall such rate be higher than the maximum permitted under New York law.)

     To the extent that an interest rate with respect to any Loan is based upon a publication or announcement and on a particular day such publication is not available or such announcement is not made, the applicable rate of interest for such day with respect to such Loan shall be calculated by reference to the rate of interest so published or announced on the immediately preceding day such rate was so published or announced.

     If, for any reason, the LIBOR Rate for any Loan will not adequately reflect the cost to the Bank of making, funding or maintaining the Loan for any LIBOR Interest Period the Bank will (i) for existing Loans: notify the Borrower, whereupon such Loan will automatically, on the last day of the then existing LIBOR Interest Period therefore, convert into a Loan bearing interest at the Cost of Funds Rate, and (ii) for new Loans: inform the Borrower that the LIBOR Rate is not available. If the Borrower shall fail to select an interest rate option, Loans shall bear interest at the Cost of Funds Rate in effect from time to time.

     Interest on each Loan shall accrue daily at the applicable rate of interest from and including the date such Loan is made to such Borrower but excluding the date such Loan is paid in full and shall be payable in arrears at the maturity of such Loan, unless otherwise agreed with respect to such Loan by the parties hereto.

     Any amounts that have become due and payable in accordance with this Agreement, any Facility Document or otherwise (whether at stated maturity, by acceleration or otherwise) and remain unpaid by a Borrower shall accrue interest thereafter until payment in full of such amounts (both before and after judgment) at an interest rate per annum equal to 2% above the Prime Rate, and such interest shall be calculated on the basis of the actual calendar days elapsed in a 360 day year and shall be payable upon the Bank's demand therefore. Notwithstanding any provision of this Agreement or any Facility Document to the contrary, the interest payable with respect to any Loan shall in no event exceed the Committed Amount of interest permitted from time to time by applicable law.

     3. Commitment Fee: The Borrowers, during the continuation of the Facility, will pay to the Bank on a quarterly basis a commitment fee (the "Commitment Fee") at a rate per annum (based on a 360-day year) equal to 50 basis points (0.50%) of the aggregate average daily unused total Committed Amount. The Commitment Fee is payable to the Bank quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.

4. Voluntary Reduction of Committed Amount.

     The Parent Borrower may at any time reduce the Committed Amount; provided that (i) each reduction of the Committed Amount shall be in an amount that is an integral multiple of $500,000 and (ii) the Borrower shall not reduce the Committed Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 7 below, the then outstanding principal amount of Loans made hereunder would exceed the Committed Amount.

     5. Notes. All of the Loans made hereunder by the Bank to a Borrower shall be evidenced by a promissory note in the form of Exhibit B attached hereto (a “Note”). Each of the Borrowers shall execute a Note and the Borrowers hereby confirm that the aggregate unpaid principal amount of each Note shall be as shown in the Bank’s confirmations from time to time ("Confirmations") and that such Confirmations shall be recorded and confirmed by the Bank and that Borrower agrees to send notice of any manifest error of any such Confirmations within five (5) business days after receipt of any such Confirmation. All such Confirmations shall constitute prima facie evidence of the accuracy of the information so recorded and shall be conclusive and binding upon the Borrower in the absence of manifest error. Any failure to make any such notation, however, shall not limit or otherwise affect the obligations of such Borrower hereunder or under such Note.

     6. Payments. All borrowings, payments and repayments shall be made upon a day on which the Bank is open for business at its offices in New York, New York, and, with respect to a Loan bearing interest at the LIBOR Rate, which is also a day on which the London branch of the Bank is open for business for dealings in the interbank dollar market (as applicable, each, respectively a "Business Day". If any payment of principal or interest in respect of a Loan or any other amount due in respect of the Facility or the Facility Documents becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing interest in connection with such payment. All payments shall be applied by the Lender first to interest and other charges then accrued under this Agreement and then to principal of the Loan under this Agreement.

     All payments to the Bank hereunder shall be made by wire transfer to the Bank as follows: Account No: 35150840049 with Federal Reserve Bank – New York for account Intesa Sanpaolo S.p.A. - New York Branch, ABA # 026005319 Ref.: Fuel System Solutions or Impco Technologies (as appropriate), in lawful money of the United States of America and in immediately available funds or as otherwise specified by the Bank to the Borrowers from time to time.

7.	Optional and Mandatory Prepayments of Loans:

(a) Optional Prepayments: Any Loan may be prepaid in whole or in part prior to the stated maturity thereof, together with accrued interest on the amount prepaid to the date of prepayment, upon the receipt by the Bank of five(5) Business Days' irrevocable prior written notice from the relevant Borrower. Such Borrower shall, on the date of any prepayment (regardless of the reason for such prepayment and including a prepayment of any Loan upon the acceleration thereof by the Bank following an Event of Default), indemnify and compensate the Bank for any and all losses, costs, expenses, damages, fees and other disbursements incurred or paid by the Bank resulting from or attributable to costs relating to the breaking of any funding arrangements of the Bank and all loss of margin with respect to the redeployment of funds. The Bank shall provide to the relevant Borrower a certificate specifying such losses, costs, expenses, damages, fees and other disbursements, which certificate shall be conclusive and binding upon such Borrower in the absence of manifest error.

     (b) Mandatory prepayments: The Borrowers shall prepay the Loans with 100% (one hundred percent) of the proceeds of the following: (a) any issuance of shares of the Parent Borrower, excluding the US 30.000.000 under the Registration Statement on Form S-3 (File No. 333-159624) filed on June 1, 2009 as amended June 16, 2009, with the Security and Exchange Commission, (b) any issuance of bonds for the benefit of the Parent Borrower, (c) any sale of the assets of the Parent Borrower or its subsidiaries, not in the ordinary course of business, in excess of US $2,000,000 (Two Million United States Dollars), and (d) any loans to the Parent Borrower by its shareholders. If any prepayment required under this sub-Section 7(b) is due for a Loan which is bearing interest at the LIBOR Rate or the Cost of Funds Rate, and such prepayment falls on a day other than a date which is the last day of a LIBOR Interest Period or a Cost of Funds Interest Period, such proceeds shall be deposited into a mandatory prepayment deposit account in the Borrower’s name with the Bank until the end of such relevant interest period, at which point the account will be closed and any outstanding Loans hereunder will be reduced by the principal amount of the account. Amounts prepaid under this sub-Section 7(b) may not be re-borrowed and the Committed Amount shall be reduced accordingly.

     8. Conditions Precedent to Initial. Prior to making the initial Loan to or for the account of any Borrower hereunder, the Bank shall have received each of the following in form and substance satisfactory to the Bank:

(a)	executed originals of each of the Facility Documents, including, without limitation, this Agreement and each Note;

(b)	certified copies of the Borrowers’ articles of incorporation, bylaws, partnership agreement or other organizational documents;

(c)	a certified copy of resolutions of the Borrowers’ board of directors or other governing body authorizing the entering into of the Facility by the Borrowers and Borrowers’ incumbency certificate and the execution, delivery and performance by the Borrowers of the Facility Documents;

(d)	executed original of the Agreement for Account for each Borrower;

(e)	a legal opinion of counsel to each Borrower and the Dutch Guarantor (as defined below) in such jurisdictions as may be required by the Bank, each such opinion to be in form and substance satisfactory to the Bank;

(f)	a representation from the Parent Borrower that there has been no material change in the consolidated indebtedness of the Parent Borrower since the latest published 10-Q; and

(g)	all other resolutions, authorizations, approvals, powers, consents, licenses and documents as may be necessary or otherwise required by the Bank.

     9. Conditions Precedent to Each Loan. In addition to the conditions precedent specified in Section 8 with respect to the initial Loan hereunder, prior to making any Loan to the Borrowers hereunder, the Bank shall be satisfied that each of the following conditions are met:

(a)	in the case of Loans, the amount of the requested Loan, together with all other amounts outstanding in respect of the Facility, shall not, when aggregated with all other Loans heretofore made and outstanding hereunder, exceed the Committed Amount; and

(b)	at the time of making such Loan, and after giving effect thereto, no Event of Default (as defined below) or any event or circumstance which, with the giving of notice or the lapse of time or both, would constitute an Event of Default (a "Default") has occurred or is continuing with respect to either of the Borrowers under any of the Facility Documents.

10. Guaranties. To induce the Bank to provide the financial accommodations provided under the Facility Documents to the Borrowers, the Parent Borrower, the Co-Borrower and IMPCO Technologies B.V. (f/k/a IMPC Beru Holland), located at Distributieweg 9, 2645 EG DELFGAUW, The Netherlands (the “Dutch Guarantor”), and for good consideration, give the following guaranties to the Bank:

     (a) The Parent Borrower Guaranty: The Parent Borrower hereby unconditionally and irrevocably guaranties to the Bank, its successors and permitted assigns upon demand (a) the full and prompt payment of all of the Co-Borrower’s undertakings and obligations under the Facility Documents, whether due or to become due, secured or unsecured, joint or several; (b) the performance of all of the Co-Borrower’s obligations under the Facility Documents, and (c) any and all reasonable costs and expenses incurred by the Bank in enforcing these Facility Documents against the Co-Borrower and/or the Parent Borrower.

     All amounts payable by the Parent Borrower hereunder shall be paid in full in the currency in which the underlying obligation is denominated, free and clear of any deduction or withholding of any nature whatsoever. If the Parent Borrower is required by law to withhold any amounts, the Parent Borrower hereby agrees to pay such additional amounts as may be necessary to cause the actual amount received by the Bank to equal the amount which would have been received if the withholding were not required, provided the Bank shall take all actions reasonably required for Parent Borrower to receive a refund of such amount withheld. This guaranty by the Parent Borrower is a guaranty of payment and performance and not of collection. The Parent Borrower hereby agrees that the obligations of the Parent Borrower hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement or any transaction hereunder; the absence of any action to enforce the same; any waiver or consent by the Bank concerning any provisions hereof the rendering of any judgment against or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. The Parent Borrower hereby waives diligence, presentment, protest, notice of protest, acceleration, and dishonor and all demands whatsoever, except as noted herein. The Bank shall not be obligated, as a condition precedent to performance hereunder to file any claim relating to the obligations owing to it if the Co-Borrower becomes subject to a bankruptcy, reorganization, or similar proceeding and the failure of the Bank to file a claim shall not affect the Parent Borrower’s obligations hereunder. If any payment to the Bank on account of any obligation must be returned for any reason whatsoever, the Parent Borrower shall remain liable hereunder for such obligation as if such payment had not been made.

(b) The Co-Borrower Guaranty: The Co-Borrower hereby

unconditionally and irrevocably guaranties to the Bank, its successors and permitted assigns upon demand (a) the full and prompt payment of all of the Parent Borrower’s undertakings and obligations under the Facility Documents, whether due or to become due, secured or unsecured, joint or several; (b) the performance of all of the Parent Borrower’s obligations under the Facility Documents, and (c) any and all reasonable costs and expenses incurred by the

Bank in enforcing these Facility Documents against the Parent Borrower and/or the Co-Borrower.

     All amounts payable by the Co-Borrower hereunder shall be paid in full in the currency in which the underlying obligation is denominated, free and clear of any deduction or withholding of any nature whatsoever. If the Co-Borrower is required by law to withhold any amounts, the Co-Borrower hereby agrees to pay such additional amounts as may be necessary to cause the actual amount received by the Bank to equal the amount which would have been received if the withholding were not required, provided the Bank shall take all actions reasonably required for Co-Borrower to receive a refund of such amount withheld. This guaranty by the Co-Borrower is a guaranty of payment and performance and not of collection. The Co-Borrower hereby agrees that the obligations of the Co-Borrower hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement or any transaction hereunder; the absence of any action to enforce the same; any waiver or consent by the Bank concerning any provisions hereof the rendering of any judgment against or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. The Co-Borrower hereby waives diligence, presentment, protest, notice of protest, acceleration, and dishonor and all demands whatsoever, except as noted herein. The Bank shall not be obligated, as a condition precedent to performance hereunder to file any claim relating to the obligations owing to it if the Parent Borrower becomes subject to a bankruptcy, reorganization, or similar proceeding and the failure of the Bank to file a claim shall not affect the Co-Borrower’s obligations hereunder. If any payment to the Bank on account of any obligation must be returned for any reason whatsoever, the Co-Borrower shall remain liable hereunder for such obligation as if such payment had not been made.

     (c) The Dutch Guaranty: The Dutch Guarantor hereby unconditionally and irrevocably guaranties to the Bank, its successors and permitted assigns upon demand (a) the full and prompt payment of all of the Borrowers’ undertakings and obligations under the Facility Documents, whether due or to become due, secured or unsecured, joint or several; (b) the performance of all of the Borrowers’ obligations under the Facility Documents, and (c) any and all reasonable costs and expenses incurred by the Bank in enforcing these Facility Documents against the Borrowers or the Dutch Guarantor (which, with respect to the Dutch Guarantor) shall be limited to this Section 10(c).

     All amounts payable by the Dutch Guarantor hereunder shall be paid in full in the currency in which the underlying obligation is denominated, free and clear of any deduction or withholding of any nature whatsoever. If the Dutch Guarantor is required by law to withhold any amounts, the Dutch Guarantor hereby agrees to pay such additional amounts as may be necessary to cause the actual amount received by the Bank to equal the amount which would have been received if the withholding were not required, provided the Bank shall take all actions reasonably required for Dutch Guarantor to receive a refund of such amount withheld. This guaranty by the Dutch Guarantor is a guaranty of payment and performance and not of collection. The Dutch Guarantor hereby agrees that the obligations of the Dutch Guarantor hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement or any transaction hereunder; the absence of any action to enforce the same; any waiver or consent by the Bank concerning any provisions hereof the rendering of any judgment against or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. The Dutch Guarantor hereby waives diligence, presentment, protest, notice of protest, acceleration, and dishonor and all demands whatsoever, except as noted herein. The Bank shall not be obligated, as a condition precedent to performance hereunder to file any claim relating to the obligations owing to it if either Borrower becomes subject to bankruptcy, reorganization, or similar proceeding and the failure of the Bank to file a claim shall not affect the Dutch Guarantor’s obligations hereunder. If any payment to the Bank on account of any obligation must be returned for any reason whatsoever, the Dutch Guarantor shall remain liable hereunder for such obligation as if such payment had not been made.

     11. Representations and Warranties. The Borrowers represent and warrant to the Bank (which representations and warranties will be deemed to be repeated by the Borrowers on each day on which any Loan, or other obligation of the Borrowers remains outstanding pursuant to the Facility Documents that:

(a)	They are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization or incorporation;

(b)	They are duly qualified, in good standing and authorized to do business in each jurisdiction to the extent required by applicable law, regulation or rule, except where the failure to do so does not in the aggregate have a material adverse effect on the business or financial condition of each such Borrower and its subsidiaries taken as a whole;

(c)	They have the power to enter into the Facility and to execute each of the Facility Documents, to deliver each of the Facility Documents and to perform each of their obligations under each of the Facility Documents and have taken all necessary action to authorize such execution, delivery and performance;

(d)	Each of the Facility Documents has been duly executed and delivered on behalf of the Borrowers;

(e)	The execution, delivery and performance of each of the Facility Documents by the Borrowers do not and will not violate or conflict with any law applicable to it, any provision of their organizational documents, any order or judgment of any court or other agency of government applicable to them or any of their assets or any contractual restriction binding on or affecting it or any of their assets;

(f)	All governmental and other consents, authorizations, approvals, licenses and orders that are required to have been obtained by them with respect to the Facility Documents and the transactions contemplated thereby have been obtained and are in full force and effect and all conditions of any such consents, authorizations, approvals, licenses and orders have been complied with;

(g)	They are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G and U issued by the Board of Governors of the U.S.

Reserve System) (the “Margin Regulations”), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h)	Their obligations under each of the Facility Documents constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(i)	No Event of Default or Default has occurred or is continuing, and no such Event of Default or Default would occur as a result of its entering into or performing its obligations under any of the Facility Documents;

(j)	There is not pending or, to its knowledge, threatened against it or any of its subsidiaries any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect (1) the legality, validity or enforceability against it of any of the Facility Documents or its ability to perform its obligations under any of the Facility Documents or (2) in a materially adverse way, the operations, business, property or assets or financial or other condition of the Borrower and its subsidiaries, taken as a whole; and

(k)	Neither Borrower is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control,

Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to any sanction imposed pursuant to an OFAC implemented regulation.

     12. Covenants. Each Borrower covenants to the Bank that, so long as either Borrower has or may have any obligation under any of the Facility Documents:

(a)	It, and shall ensure that the subsidiaries of the Co-Borrower (each a “Subsidiary”, and, collectively, the “Subsidiaries”), will maintain in full force and effect and comply with all consents, authorizations, approvals, licenses and orders of any governmental or other authority that are required to be obtained by it with respect to any of the Facility Documents or the transactions contemplated thereby and will use all reasonable efforts to obtain any such consents, authorizations, approvals, licenses and orders that may become necessary in the future;

(b)	It, and shall ensure that the Subsidiaries, will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under any of the Facility Documents;

(c)	It will notify the Bank immediately upon the occurrence of a Default or an Event of Default;

(d)	It will provide to the Bank (i) audited consolidated annual report of the Parent Borrower as soon as available, and in any event within 120 days after then end of each fiscal year of the Parent Borrower, and all quarterly financial reports, as soon as available, and in any event within 60 days after the end of each quarter of each fiscal year of the Parent Borrower, and (ii) unaudited consolidating financial statements of the Co-Borrower (and its subsidiaries, Impco Technologies B.V. and Impco Japan) as soon as available, and in any event within 120 days after then end of each fiscal year of the Co-Borrower, and all quarterly consolidating financial reports, as soon as available, and in any event within 60 days after the end of each quarter of each fiscal year of the Co-Borrower (and its subsidiaries, Impco Technologies B.V. and Impco Japan); all such reports shall be prepared in accordance with generally accepted accounting principles, consistently applied, in the United States of America or the jurisdiction of such Borrower's incorporation or organization;

(e)	concurrently with any delivery of financial statements under clause (d) above, the Parent Borrower shall deliver a certificate on behalf of the Parent Borrower signed by the chief financial officer of the Parent

Borrower or another designated officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating whether the Parent Borrower was in compliance with the Financial Covenants set forth in Section 13 herein.

(f)	It will use the proceeds of the Facility only for the purposes specified in the description of the Facility;

(g)	It will not use the proceeds of any Loan in any manner that would cause such borrowing or the application of such proceeds to violate the Margin Regulations or any other applicable law, rule or regulation;

(h)	It will keep all payment obligations under the Facility Documents to which it is a party unconditional, unsecured and unsubordinated general obligations that rank and will rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of such Borrower;

(i)	It, and shall ensure that the Subsidiaries, will continue to engage in business of the same general type as conducted by it on the Effective Date (as defined below);

(j)	The Parent Borrower will directly or indirectly own up to at least 51% of the ordinary voting shares of the Co-Borrower and the Dutch Guarantor;

(k)	It, and shall ensure that the Subsidiaries, will not create or permit to subsist any mortgage, lien, charge, security interest, assignment or other encumbrance whatsoever in or over any of its property or assets now owned or hereafter acquired by it or on any capital stock of any of its subsidiaries;

(l)	The Parent Borrower may continue to make dividend distributions to its shareholders; provided that such dividend distributions shall not be made in the event either Borrower is in Default hereunder. Provided that no Default exists, the Co-Borrower shall be allowed to make dividend distributions to the Parent Borrower; or

(n)	Any loans made by shareholders to the Parent Borrower shall be subordinated to the Loans made hereunder; provided that the proceeds of any such loans made by shareholders shall be applied in accordance with sub-Section 7(b) hereinabove;

(o)	It shall not (and shall ensure that no Subsidiaries will) acquire a company or any equity or interest in a business ; provided that; such limitation shall not apply to an acquisition for cash of all or the majority of the issued share capital of a corporation in the event that:

  no Default is continuing on the closing date of such acquisition (or would occur as a result of such acquisition);
  the acquired company is engaged in a business substantially the same as (or ancillary or related to) that carried on by the Borrowers; and
  the consideration (including associated costs and expenses) for the acquisition and any Debt (as defined in Section 13 hereinbelow) remaining in the acquired company at the date of acquisition does not exceed in the aggregate US$20,000,000 (Twenty Million United States Dollars):
( p)	It shall not (and shall ensure that no Subsidiaries will) sell, transfer, license or lease (including any sale and leaseback transaction) of any of its property (“Dispose”), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; except that, so long as no Default exists or would result therefrom:

(i)	any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise),

	(A)	to a Borrower, or

	(B)	to another Subsidiary, or

(ii)	in the ordinary course of business, a Borrower or Subsidiary may Dispose of assets,

(A) of obsolete or redundant vehicles or equipment, or

(B)	of assets not falling in A above, provided that the aggregate value of such assets shall not exceed US $4,000,000 (Four million United States Dollars) per year.

     13. Financial Covenants. The Parent Borrower must maintain the following Financial Covenants which shall be based upon the consolidated financial statements of the Parent Borrower and its subsidiaries, all which have been prepared in accordance with generally accepted accounting principles in the jurisdiction of their incorporation (the “Consolidated Financials”):

i.	A ratio of Net Debt/EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Parent Borrower to be less than 2;

ii.	A Consolidated Net Worth of at least $135,000,000 (One hundred and thirty five million United States Dollars).

iii.	The Parent Borrower shall not, and shall not permit any of its subsidiaries to create, incur, assume or permit to exist any Debt other than (i) Debt of any such subsidiary owing to any other subsidiary or to the Parent Borrower or (ii) Debt for borrowed money in a total aggregate principal amount, the U.S. Dollar equivalent of which does not exceed US$75,000,000(Seventy five Million United States Dollars).

For the purposes hereinabove:

“Consolidated Net Worth" means, as of the date of any determination, the total of shareholders' equity as computed under the Consolidated Financials of the Parent Borrower.

“EBITDA” means, for any period, net income (or net loss) calculated before the cumulative effect of accounting changes plus the sum of a) interest expenses, b) income tax expense, c) extraordinary losses not attributable to operations and attributable to non-cash charges or write-offs included in net income d) depreciation expense, and e) amortization expense all as shown in the financial statements.”

“Net Debt” shall mean the sum of short term Debt (as defined below) and long term Debt, less cash and cash equivalents (as represented in the Parent Borrower’s consolidated financial statements).

“Debt” means (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) financial obligations evidenced by bonds debentures, notes or other similar instruments, (C) financial obligations as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and (D) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise or assure a creditor against loss in respect of, indebtedness or financial obligations or others of the kind referred to in clauses (A) through (D) above; provided that such calculation shall not include any intercompany indebtedness.

     14. Events of Default and Remedies. The occurrence of any of the following events or conditions shall constitute an event of default (an "Event of Default") with respect to the Borrowers under this Agreement:

(a)	Any amounts due under any of the Facility Documents are not paid (i) when due or (ii) with respect to other amounts within five (5) days after the due date thereof;

(b)	(i) Any event of default occurs and is continuing with respect to any of the Facility Documents other than this Agreement or (ii) the failure or refusal of the Borrowers to properly perform, observe or comply with clause 12(a) or 12 (j) after written notice thereof from the Bank, or (ii) the failure or refusal of the Borrowers to properly perform, observe or comply with any condition, obligation, covenant or agreement (other than an obligation specified in clause 12(a) or 12 (j)) to be performed, observed or complied with by the Borrowers in any of the Facility Documents, and such failure or refusal continues for a period of thirty (30) days, or for such lesser period as stipulated in any of such Facility Documents, after written notice thereof from the Bank;

(c)	A representation made or repeated or deemed to have been made or repeated by either of the Borrowers in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(d)	Either of the Borrowers (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable or fails to pay its debts or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation which is not dismissed, discharged, stayed or restrained within thirty (30) days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(e)	The Parent Borrower or any of its subsidiaries defaults in the observance or performance of any condition, obligation, covenant or agreement relating to any of its Material Indebtedness (as defined below) (which may, but not need be, owing to the Bank) (and such default continues for a period sufficient to permit the acceleration of the maturity thereof, whether or not such acceleration occurs); for the purposes of this sub-Section, “Material Indebtedness” shall mean indebtedness in an amount of at least US$2,000,000 (Two Million United States Dollars);

(f)	Without the prior written consent of the Bank, either Borrower or any subsidiary of the Co-Borrower is a party to any merger, amalgamation, spin-off, carve-out or consolidation (other than an intra-group merger, or amalgamation or consolidation) where it is not the surviving entity or transfers all or substantially all its assets to another person or entity;

(g)	The occurrence of any event or circumstance that would reasonably be expected to have a material adverse effect on (i) the business or financial condition of either Borrower, (ii) the ability of either Borrower to meet its payment obligations under this Agreement; (iii) the validity or enforceability of this Agreement; or (iv) the validity or enforceability of the Bank’s rights or remedies under this Agreement;

(h)	The failure or refusal of the Parent Borrower and the Dutch Guarantor to properly perform, observe or comply with Guaranty; or

(i)	The Parent Borrower no longer directly or indirectly owns 51% or more of the ordinary voting shares of the Co-Borrower and the Dutch Guarantor;

     Upon the occurrence and during the continuance of an Event of Default, the Bank will have the option, upon notice to the Parent Borrower, of taking one or more of the following actions: (i) declaring any or all unpaid Loans, together with unpaid accrued interest thereon, and any or all other amounts payable to the Bank under the Facility Documents or otherwise to be immediately due and payable and/or (ii) immediately terminating the Facility.

     15. Increased Costs. If the Bank determines in its sole discretion that the effect of the adoption of or any change in, after the date of this Agreement, any applicable law, treaty or governmental regulation, guideline, rule or order or the interpretation thereof by any governmental authority charged with the administration thereof (such as, for example, a change in official reserve requirements that the Bank is required to maintain in respect of loans or deposits or other funds procured for funding such loans) is to (i) increase the cost to the Bank of making any Loan hereunder or otherwise funding, performing or maintaining any of its obligations under the Facility or any Facility Document, (ii) reduce the amount of any payment of principal or interest or any other amount receivable by the Bank or (iii) reduce the rate of return of the Bank's capital as a consequence of its obligations to the Parent

Borrower or of any Loan to the Borrowers pursuant to this Agreement or otherwise to a level below that which the Bank could have achieved but for such adoption or change, then the Borrowers will pay to the Bank on demand such additional amounts as the Bank may determine to be required to compensate the Bank for such additional cost or reduction. Any such demand pursuant to this Section 15 shall be accompanied by a certificate of the Bank specifying the amount so demanded, which certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

     16. Taxes and Expenses. (a) All payments made by the Borrowers in respect of principal of, and interest on, all Loans and all other amounts payable under the Facility Documents or otherwise will be made without set-off, counterclaim or other defense and will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto other than Excluded Taxes (collectively, the "Taxes"). The Borrowers shall pay on demand all stamp, documentary and other similar duties and taxes, if any, to which any Facility Document from time to time may be subject or give rise. If either Borrower is required by applicable law to make any deduction or withholding on any payment as described above in respect of Taxes or otherwise, such Borrower shall (i) promptly notify the Bank of such occurrence; (ii) pay to the relevant taxation or other authorities the full amount of the deduction or withholding within the time allowed; (iii) furnish to the Bank within thirty (30) days of such payment, an official receipt from such authorities for all amounts so deducted or withheld; and (iv) pay to the Bank an additional amount so that the Bank receives on the due date of such payment the full amount the Bank would have received had no such deduction or withholding taken place. “Excluded Taxes” means (a) taxes imposed on or measured by Bank’s overall net income and franchise taxes imposed on it by the jurisdiction or any political subdivision thereof under the laws of which Bank is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar jurisdiction imposed by any other jurisdiction in which either Borrower is located, and (c) if Bank is organized under the laws of a jurisdiction other than the United States of America, any withholding tax that is imposed on amounts payable to Bank by such other jurisdiction.

     Subject to the Bank's compliance with its obligations to deliver certain forms, certificates and documents as set forth in this paragraph, the relevant Borrower will indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Bank. Upon demand by such Borrower, the Bank shall, as soon as practicable, deliver to such Borrower or to such government or taxing authority as such Borrower reasonably directs, any form, certificate or document which the Bank is entitled as a matter of law to deliver that may be requested in order to allow such Borrower to make payments in respect of the Loans and all other amounts payable in respect of the

Facility Documents without any deduction or withholding for or on account of any Taxes or with such deduction or withholding at a reduced rate.

     (b) The Borrowers agree to pay on demand all of the Bank's costs and expenses, including, without limitation, reasonable attorneys' fees, in connection with the collection of any sums due to the Bank and the enforcement, protection or perfection of its rights or interests hereunder and under the Facility Documents.

     17. Termination. (a) The Parent Borrower may terminate this Agreement by providing thirty (30) days' prior written notice to the Bank (which notice, once given, shall be irrevocable) specifying a maturity date. If a Loan(s) is outstanding and is scheduled to mature after such specified maturity date, the relevant Borrower shall prepay such Loan, together with all accrued interest thereon to the date of such prepayment and all amounts payable under Section 7 hereof in respect of such prepayment, on such maturity date.

     18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     20. Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement or any of the other Facility Documents, the Borrowers irrevocably (a) submit to the non-exclusive jurisdiction of the courts in the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (b) waive any objection which they may have at any time to the laying of venue of any such suit, action or proceeding brought in any such court, waives any claim that any such suit, action or proceeding have been brought in an inconvenient forum and further waive the right to object with respect to any such suit, action or proceeding that such court does not have any jurisdiction over it.

     Nothing contained in this Section 20 shall limit or impair the right of the Bank to institute any suit, action, motion or proceeding in any other court of competent jurisdiction, nor shall the taking of any suit, action or proceeding in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

     21. Service of Process. The Borrowers hereby irrevocably consents to the service of any and all process in any suit, action or proceeding relating to this Agreement or any of the other Facility Documents to which they are a party in such New York State or Federal Court sitting in New York City by the mailing of copies to them at their address specified below.

     22. WAIVER OF JURY TRIAL. THE BORROWERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FACILITY DOCUMENTS.

     23. Right of Set-Off. In addition to any rights or remedies now or hereafter granted under applicable law or otherwise, the Bank, without any notice whatsoever to the Borrowers, may (but shall not be obliged to) set-off against any obligation of the Borrowers due and payable by the Borrowers under any of the Facility Documents any moneys held by the Bank for the account of the Borrowers and in any currency whether or not such monies are then due and payable.

     24. Amendments, Modifications, Waivers, Etc. No amendment, modification or waiver of any provision of this Agreement or any of the other Facility Documents and no consent by the Bank to any departure therefrom shall be effective unless such amendment, modification or waiver shall be in writing and signed by two duly authorized officers of the Bank, and the same shall then be effective only for the period and on the conditions and for the specified instances specified in writing. No failure or delay by the Bank in exercising any right, power, remedy or privilege hereunder or under any of the Facility Documents shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any subsequent or further exercises thereof or the exercise of any other right, power, remedy or privilege. The rights, powers, remedies and privileges provided in this Agreement and the other Facility Documents to the Bank are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law or otherwise.

     25. Notices. All notifications, requests, demands and other communications hereunder to either the Bank or either Borrower shall be in writing (unless otherwise specified herein) and given to the address(es) or facsimile number(s) or telex number(s) set forth under the signatures of the parties hereto. Such notifications, requests, demands and other communications shall be deemed effective (a) if sent by mail five Business Days after having been deposited in the mails first class postage prepaid (airmail if international) in an envelope addressed as aforesaid, or (b) if sent to an officer of the recipient, at the time of delivery to such officer, or (c) if sent by facsimile, when that transmission is received by the recipient in legible form or if sent by telex, when the recipient's answerback is received. Furthermore, the Borrower authorizes the Bank to execute any of Borrower’s duly signed instructions sent to the Bank via fax without need for further confirmation. The Bank reserves the right to verify, from time to time, at its sole discretion, such instructions directly by telephone.

     26. Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes all oral communication and prior writings with respect thereto.

     27. Counterparts. This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered, will be deemed an original and all of which, taken together, shall constitute one instrument.

     28. Successors and Assigns. This Agreement and the Notes shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, the Borrowers may not assign any of their rights or delegate any of their obligations under this Agreement or any of the other Facility Documents (or any part thereof) without the prior written consent of the Bank.

     29. USA PATRIOT Act. The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Bank to identify the Borrowers in accordance with the Act.

     30. Effective Date. This Agreement shall become effective as of the date hereof (the "Effective Date"), if accepted by the Borrowers as herein provided. If this Agreement is not accepted by the Borrower as herein provided, this Agreement shall not become effective and the offer set forth herein shall be deemed withdrawn. If the Borrowers desires to accept this Agreement, an authorized officer or other representative of the Borrowers shall date and execute a copy of this Agreement where indicated below and return such copy to the undersigned on or before the Effective Date.

Respectfully,

INTESA SANPAOLO S.p.A., NEW YORK BRANCH

By: _/s/ Antonia Perrino_________ Name: Antonia Perrino Title: Vice-President By: _/s/ Giancarlo Baiocchi______ Name: Giancarlo Baiocchi Title: First Vice-President

Bank's Address:	One William Street
	New York, New York 10004
Telephone:	(212)	607-3888
Facsimile:	(212)	607-3727
Attention:	Antonia Perrino

AGREED AND ACCEPTED as of July 10, 2009:

Fuel Systems Solutions, Inc., as Parent Borrower

By: _/s/ Rebecca H. Yang____________________

Name:	Rebecca H. Yang
Title:	Treasurer

Borrower's Address:	3030 South Susan Street
Santa Ana, CA 97204
Telephone:	(714) 656-1300
Facsimile:	(714) 646-1401
Attention:	Rebecca H. Yang, Treasurer

IMPCO Technologies, Inc., as Co-Borrower

By: _/s/ Rebecca H. Yang_____________________

Name:	Rebecca H. Yang
Title:	Treasurer

Borrower's Address:	3030 South Susan Street
Santa Ana, CA 97204
Telephone:	(714) 656-1200
Facsimile:	(714) 646-1401
Attention:	Rebecca H. Yang, Treasurer

IMPCO Technologies B.V., as Dutch Guarantor

By: _/s/ Robert M.U. Frings_____________________

Name:	Robert M.U. Frings
Title:	Managing Director

Address:	Distributieweg 9,
2645 EG DELFGAUW
The Netherlands

Telephone:	011 31 15 274 2552
Facsimile:	011 31 15 274 2599
Attention:	Robert M.U. Frings, Managing Director

Exhibit A

NOTICE OF BORROWING

[Insert Date] Intesa Sanpaolo S.p.A. One William Street New York, NY 10004 Attn: Antonia Perrino Via Facsimile: (212) 607-3727

     The undersigned, [insert name of relevant Borrower], refer to the facility letter dated as of July 10, 2009, as the same may be amended or otherwise modified from time to time (the “Agreement” the terms defined therein being used herein as therein defined), by and among Intesa Sanpaolo S.p.A., New York Branch, acting through its New York Branch at One William Street, New York, NY (the "Bank") and the Borrowers thereto, and hereby gives you notice, irrevocably, pursuant to Section 1 of the Agreement that the undersigned hereby requests a Loan under the Agreement, and in that connection sets forth below the information relating to such Loan as required by Section 1 of the Agreement:

(i)	the date of the proposed Loan is [__/__/____],

(ii)	the amount of the proposed Loan is [$ ___________ ],

(iii)	the stated maturity of the proposed Loan is [__/__/____],

(iv)	the interest rate option applicable to the Loan is [choose one: LIBOR Rate, Cost of Funds Rate, or Prime Rate], and

(v)	the bank account of the Borrower to which the proceeds of such Loan should be paid is [insert identifying account information and outgoing wire instructions].

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan:

(A)	the Representations and Warranties contained in Section 11 are correct before and after giving effect to the proposed Loan and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)	no event has occurred and is continuing, or would result from such proposed Loan or from the application of the proceeds therefrom, which constitutes a Default or Event of Default.

[insert name of Borrower] _________________________________ By: Title:

Exhibit B Date of Issue: __________________

MASTER SHORT-TERM NOTE

For value received, the undersigned (the "Borrower"), HEREBY PROMISES TO PAY to the order of Intesa Sanpaolo S.p.A., New York Branch ("Intesa Sanpaolo") the aggregate unpaid principal amount of this note as shown(COMMENT: SEE PARAGRAPH 5 NOTES) in Intesa Sanpaolo's confirmations from time to time ("Confirmations") together with interest computed as set forth in the Agreement (as defined below) on the then outstanding unpaid principal amount of this note on the Maturity Date as defined in the facility letter dated as of [insert date] by and between the Borrower and Intesa Sanpaolo (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. This note shall replace that certain note entered into between the undersigned and the Bank on December 17th, 2008. Any amount outstanding thereunder shall be due hereunder without novation.

The Borrower has designated, and may from time to time re-designate, in writing to Intesa Sanpaolo one or more "Authorized Representatives" who are authorized to request and commit with Intesa Sanpaolo to the terms (including applicable interest rates) of loans by Intesa Sanpaolo to Borrower (each an "Loan") by telephone and in writing. Such Authorized Representatives will confirm all telephone transactions in writing to Intesa Sanpaolo the same day that they are entered into but failure so to confirm shall not affect the Borrower's obligations hereunder.

Each Loan with the date thereof, and each payment made on account of principal hereof, shall be recorded and confirmed by Intesa Sanpaolo and, prior to any transfer hereof, copies of the Confirmations reflecting then unpaid obligations shall be attached hereto. The interest rate applicable to each Loan will be shown in the Confirmations as a stated annual percentage. Interest will be calculated on the basis of the number of days actually elapsed in a 360 day year and paid on the maturity date of each Loan as shown in its initial Confirmation. Both principal and interest are payable as shown in Intesa Sanpaolo’s Confirmations but if not so stated then in lawful money of the United States of America to the account of Intesa Sanpaolo’s New York Branch No. 026005319 at Federal Reserve Bank, New York, New York in immediately available funds. In the event the Borrower does not repay the loan at maturity, Borrower authorizes Intesa Sanpaolo to charge Borrower’s accounts with Intesa Sanpaolo for any amounts due hereunder.

This Note is a Note referred to in the Agreement and is entitled to the benefits thereof. In the absence of manifest error and prompt notice thereof from Borrower, which Borrower agrees to send to Intesa Sanpaolo within three business days after receipt of any Confirmation, the contents of the Confirmations are conclusive and binding on the Borrower as to the existence and amounts of the Borrower's obligations recorded thereon but Intesa Sanpaolo's failure to complete and send Confirmations shall not impair its rights or reduce Borrower's obligations hereunder all of which shall be determined from Intesa Sanpaolo's books and records. The Borrower hereby waives presentment, demand, notice, protest and all other demands or notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Borrower agrees to pay on demand all reasonable costs and expenses, including attorneys’ costs and fees, incurred or paid by the Bank in connection with the enforcement of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[insert name of Borrower]

By: Name: Title:

By
_____________________________________
Name: Title: